As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-187866
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 ON FORM S-1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMREP CORPORATION
(Exact name of Registrant as specified in its charter)

             Oklahoma                                                                                        59-0936128
  (State or other jurisdiction                                                                          (I.R.S. Employer
of incorporation or organization)      ____________________                  Identification Number)

300 Alexander Park, Suite 204
Princeton, NJ 08540
(609) 716-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Peter M. Pizza
Vice President and Chief Financial Officer
AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540
(609) 716-8210

(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies of all communications to:

Christopher V. Vitale, Esq. Vice President, General Counsel and Secretary AMREP Corporation 300 Alexander Park, Suite 204 Princeton, NJ 08540	F. Douglas Raymond III, Esq. Brian J. Lynch, Esq. Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 (215) 988-2700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 	Non-accelerated filer 	Smaller reporting company ☒
(Do not check if a smaller reporting company)
____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2013

PROSPECTUS

AMREP CORPORATION

Subscription Rights to Purchase up to 1,199,242 Shares

of Common Stock at $[●] per Share

and the Shares of Common Stock Issuable pursuant to such Subscription Rights

We are distributing, at no charge, to holders of our common stock, on a pro rata basis, non-transferable subscription rights to purchase up to 1,199,242 shares of our common stock, which we refer to as “subscription rights.” You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on May 31, 2013, which we refer to as the “record date.”  Each subscription right will entitle a holder to purchase 0.200 shares of our common stock at a subscription price of $[●] per share, provided that we will not issue any fractional shares in the rights offering and exercises of rights will be rounded down; we refer to this as your “basic subscription right.” You must aggregate subscription rights in multiples of five subscription rights to purchase all shares of common stock you desire and are entitled to purchase at the subscription price.

If you exercise all of your subscription rights and other holders of subscription rights do not fully exercise their subscription rights, you will be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised subscription rights, subject to the limitations described in this prospectus, which we refer to as the “over-subscription privilege.” However, we cannot assure you that we will be able to fill any over-subscriptions. We refer to the offering of our common stock through the basic subscription right and the over-subscription privilege as the “rights offering.”

If the rights offering is fully subscribed, the total gross proceeds from the shares offered in the rights offering will be approximately $[●] million. We are not requiring a minimum subscription to complete the rights offering. The price per share to be paid for shares of common stock acquired pursuant to the basic subscription right, $[●], is the same price per share as the over-subscription privilege subscription price of $[●] per share.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on June 27, 2013, unless we extend the rights offering period. We may extend the rights offering and the period for exercising your subscription rights in our sole discretion.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended. We are not making any recommendation regarding your exercise of the subscription rights.

The subscription rights are not transferable. The subscription rights and the shares of common stock issuable on their exercise, both of which are covered by this registration statement, are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “AXR.” On May 17, 2013, the closing sale price for our common stock was $9.00 per share.

The exercise of your subscription rights for shares of our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 5 of this prospectus, as well as the risk factors and other information in any documents we incorporate by reference into this prospectus, before deciding whether to exercise your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2013

TABLE OF CONTENTS

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	i
PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	25
THE RIGHTS OFFERING	26
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	37
MARKET INFORMATION	40
DIVIDEND HISTORY	41
DESCRIPTION OF CAPITAL STOCK	42
PLAN OF DISTRIBUTION	46
LEGAL MATTERS	47
EXPERTS	47
MATERIAL CHANGES	47
INCORPORATION BY REFERENCE	47

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about AMREP Corporation that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Incorporation By Reference” in this prospectus.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

References in this prospectus to the “Company,” “we,” “us” and “our” refer to AMREP Corporation and its subsidiaries.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are some of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our common stock subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, May 31, 2013. Each subscription right will entitle a holder to purchase 0.200 shares of our common stock. This ratio is referred to as the “rights ratio.” You must aggregate subscription rights in multiples of five subscription rights to purchase all shares of common stock you desire and are entitled to purchase through the subscription rights. The subscription rights will be evidenced by rights certificates. Subscription rights will entitle a holder to (1) a basic subscription right and (2) if the holder exercises all of his or her basic subscription rights, an over-subscription privilege.

What is the basic subscription right?

The basic subscription right, when aggregated in a multiple of five, gives the holder the opportunity to purchase one share of our common stock for $[●] per share. Only subscription rights aggregated to purchase whole shares are exercisable, and no fractional shares will be issued. You must aggregate subscription rights in multiples of five subscription rights to purchase any shares of common stock you desire and are entitled to purchase through the subscription rights. We have granted to you, as a shareholder of record as of 5:00 p.m., New York City time, on the record date, one right for each share of our common stock you owned at that time. This means that if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights, and the rights ratio would give you the right to purchase 20 shares of common stock at a price of $[●] per share with your basic subscription right. You may exercise the basic subscription right for any whole number of shares subject to the basic subscription right, or you may choose not to exercise any subscription rights. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock under the over-subscription privilege.

In order to properly exercise your basic subscription right, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your subscription rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your record holder related to your basic subscription right before the expiration of the rights offering.

If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners.”

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Will fractional subscription rights be issued?

No. We will not issue fractional subscription rights or cash in lieu of fractional shares underlying subscription rights.

What is the over-subscription privilege?

We do not expect all of our holders of subscription rights to exercise all of their basic subscription rights. The over-subscription privilege entitles certain holders of subscription rights to acquire the shares remaining unpurchased after the expiration of all basic subscription rights, which we refer to as the “overall maximum over-subscription share amount.” Only holders of subscription rights who exercise all of their basic subscription rights, which we refer to as “qualifying holders,” will have the opportunity to purchase through the over-subscription privilege shares that are not purchased by other holders of basic subscription rights; provided, that, if any over-subscription privileges are exercised, we will not issue a number of shares for over-subscriptions in excess of 1,199,242 less the shares subscribed for under all exercised basic subscription rights. A nominee may exercise an over-subscription privilege on behalf of a beneficial owner provided such nominee confirms that such beneficial owner subscribed in full through the basic subscription. Thus, a shareholder that fully exercises a basic subscription right will have the privilege as a qualifying holder to also exercise the over-subscription privilege to purchase additional shares of common stock that remain unsubscribed from the overall maximum over-subscription share amount, subject to certain limitations described in this section.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If the overall maximum over-subscription share amount is not sufficient to satisfy all of the properly exercised over-subscription privilege requests, the available shares will be prorated among those qualifying holders who properly exercised their over-subscription privilege. In this case, the proration ratio will be determined by dividing the number of shares owned by a qualifying holder on the record date by the number of shares owned by all qualifying holders as of the record date. The proration ratio for such holder will be multiplied by the overall maximum over-subscription share amount to determine the maximum number of over-subscription shares that the qualifying holder may purchase. If this pro rata allocation results in any qualifying holder being allocated a greater number of shares of common stock than the qualifying holder subscribed for pursuant to the exercise of the over-subscription privilege, then such qualifying holder will be issued only that number of shares for which the qualifying holder over-subscribed for, and the remaining shares will be allocated among all other qualifying holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all available remaining shares of common stock have been allocated to qualifying holders pursuant to valid over-subscription requests.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to the shares you desire under your over-subscription privilege at the same time you submit your basic subscription, and this must be properly submitted before expiration of the subscription rights. Because we will not know the overall maximum over-subscription share amount before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to complete the over-subscription portion (Form 1, Paragraph (b)) of the rights certificate and deliver payment in an amount equal to the aggregate subscription price for the maximum amount you desire through the over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege” and “The Rights Offering—Validity of Subscriptions.”

Fractional shares of common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Registrar and Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above. Certain other administrative conditions and terms apply. See “The Rights Offering—Additional Administrative Conditions and Terms of the Rights Offering.”

Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Why are we conducting the rights offering?

We are conducting the rights offering to raise equity capital and provide our shareholders with the opportunity to purchase our common stock. We intend to use the net proceeds of this rights offering for general corporate and working capital purposes, which may include satisfaction of a portion (currently estimated to be $3 million) of our obligation to the Pension Benefit Guaranty Corporation (see “Risk Factors—Risks Relating to Our Business—Our defined benefit pension plan is currently substantially underfunded and will require additional cash contributions, some of which are likely to be accelerated.”), debt repayment, future acquisitions, capital expenditures and additions to working capital. However, we cannot assure you that the capital raised through the rights offering will be sufficient for all of these purposes or that we will not need to raise additional capital in the future.

How was the $[●] per share subscription price determined?

We have engaged Boenning & Scattergood, Inc. to act as our financial advisor in connection with the rights offering to provide, among other things, advice with respect to the structure and terms of the rights offering. We delegated full authority to a committee of our board of directors with respect to the pricing and other terms of the rights offering, which we refer to as the “Rights Offering Committee.” The Rights Offering Committee consists of Messrs. Cloues and Weller, each of whom is not affiliated with, and does not have a financial interest in, or material financial or business relationship with, any beneficial owner of more than 5% of our outstanding common stock. In determining the subscription price, the Rights Offering Committee considered a number of factors, including the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of the common stock and the desire to provide an opportunity to our shareholders to participate in the rights offering, as well as the recommendations of Boenning & Scattergood, Inc. In conjunction with its review of these factors, the Rights Offering Committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. See “Risk Factors—Risks Related to the Rights Offering—The market price of our common stock may decline before or after the subscription rights expire.” We do not intend to change the subscription price in response to changes in the trading price of our common stock before the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise your subscription rights in full or in part, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, your percentage ownership interest in our outstanding common stock may be diluted, and you will not be entitled to participate in the over-subscription privilege.

Although your ownership interest could be diluted following the consummation of the rights offering, you can eliminate such dilution by fully exercising your basic subscription right.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Although your ownership interest could be diluted following the consummation of the rights offering, you can eliminate such dilution by fully exercising your basic subscription right.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the rights offering, which is June 27, 2013, at 5:00 p.m., New York City time. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you (including over-subscription documentation and payment) before the expiration of the rights offering. The expiration of the rights offering may be extended by the Rights Offering Committee in its discretion.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, a subscription rights certificate will be mailed to each registered holder of our common stock as of the close of business on the record date, based on our shareholder registry maintained at the transfer agent for our common stock. That rights certificate will include subscription detail and election information for both the basic subscription and the over-subscription privilege. If you hold your shares of common stock in “street name” through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your subscription rights if your shares are held by a nominee.

May I transfer my subscription rights?

The subscription rights are not transferable.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can the rights offering be extended, canceled or amended?

We may cancel or terminate the rights offering in the discretion of the Rights Offering Committee. In addition, the Rights Offering Committee in its discretion may extend the period for exercising your subscription rights.

How do I exercise my subscription rights? What forms and payment are required to purchase shares of common stock?

If you wish to participate in the rights offering, you must:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on June 27, 2013; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on June 27, 2013.

If you cannot deliver your rights certificate to the subscription agent before the expiration of the rights offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received and your relevant basic subscription right and over-subscription privilege, as described in this prospectus.

If I own of record less than five subscription rights, am I able to purchase common stock through the rights offering?

A subscription rights certificate entitles a holder to subscribe for our common stock at the rate of one share of common stock for every five rights evidenced by the subscription rights certificate.  No fractional shares will be issued. In the event that the number of subscription rights evidenced by a subscription rights certificate is not divisible by five, the number of shares of common stock issuable through that subscription right would be determined by dividing the number of subscription rights by five and by then rounding that number down to the nearest whole number.  As a result, holders of record of four or less shares of common stock would not be entitled to purchase one share of common stock through the rights offering, and we have no obligation to distribute to such holders a subscription rights certificate; provided, if any such holder of record owns shares of Common Stock in multiple accounts, such holder may contact the subscription agent for purposes of combining holdings to facilitate, upon appropriate proof of such ownership, an exercise of subscription rights for an additional share (or shares) of common stock that otherwise would have been rounded down to the lower whole number without such additional information.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[●] per share.

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What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a nominee, then this nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact your nominee who is the record holder of your shares. We will ask your nominee to notify you of the rights offering. You should complete and return to your nominee that is the record holder of the shares you own the form entitled “Beneficial Owner Election.” You should receive this form from your nominee that is the record holder of the shares you own, with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of the record date, we expect to have 5,996,212 shares of our common stock issued and outstanding. If the rights offering is fully subscribed, we will issue 1,199,242 shares through the rights offering and we will have 7,195,454 shares outstanding.

How much money will the Company receive from the rights offering?

If the rights offering is fully subscribed, we will receive an aggregate of approximately $[●] million in gross proceeds from the sale of shares. If the rights offering is not fully subscribed, we will receive gross proceeds equal to the sum of the basic subscription exercise proceeds plus the over-subscription proceeds, if any. In circumstances where the rights offering is not fully subscribed, we are not able to estimate the amount of gross proceeds from the rights offering.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and in the documents incorporated by reference herein.

If full subscription requests are not honored or the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If there is any cutback in your subscription request (e.g., due to any computational or other error in a subscription request, due to any disqualification or due to any cutback of an over-subscription request associated with demand exceeding available shares) or if the rights offering is terminated or otherwise is not completed, such subscription over-payment received by the subscription agent for requests that are not honored will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders or other holders of subscription rights whose addresses are outside the United States. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your nominee record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a nominee, then you should send your rights certificate, election form (including basic subscription request and over-subscription request, if available) and notice of guaranteed delivery (which we collectively refer to as “subscription documents”) and subscription payment to that nominee that is the record holder. If you are the record holder, then you should send your subscription documents and subscription payment (other than wire transfers) to:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

Registrar and Transfer Company Attn: Reorg/Exchange Dept P.O. Box 645 Cranford, New Jersey 07016-0645	Registrar and Transfer Company Attn: Reorg/Exchange Dept 10 Commerce Drive Cranford, New Jersey 07016

You are solely responsible for completing delivery of your subscription documents and subscription payment to the subscription agent or, if you are not a record holder, to your nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the subscription agent, Registrar and Transfer Company, at (800) 368-5948.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. In this prospectus, where we refer to the rights offering being fully subscribed, we assume that each holder of record of our common stock exercises its basic subscription right in full.

Our Business

AMREP Corporation, through its subsidiaries, is primarily engaged in four business segments: the subscription fulfillment services business operated by Palm Coast Data LLC and its subsidiaries (which we refer to collectively as “Palm Coast”), the newsstand distribution services business and the product services, specialty packaging services and staffing resources businesses operated by Kable Media Services, Inc. and its subsidiaries (which we refer to collectively as “Kable,” and we refer to the businesses being operated by Palm Coast and Kable collectively as “Media Services”) and the real estate business operated by AMREP Southwest Inc. and its subsidiaries (which we refer to collectively as “AMREP Southwest”).

Palm Coast performs subscription fulfillment and related services for publishers and other customers. The newsstand distribution services business of Kable distributes periodicals nationally and in Canada and, to a small degree, in other foreign countries. The product services, specialty packaging services and staffing resources businesses of Kable provide internet order processing and shipment for e-commerce retailers, packaging design, procurement and product fulfillment services and temporary staffing services.

AMREP Southwest currently owns approximately 17,350 acres in the City of Rio Rancho and certain adjoining areas of Sandoval County, New Mexico, of which approximately 4,415 acres are in several areas of contiguous properties which are being developed or are suitable for development, and approximately 2,000 acres are in areas with a high concentration of ownership, where AMREP Southwest owns more than 50% of the lots in the area. Activities conducted or arranged by AMREP Southwest to facilitate development include the obtaining of necessary governmental approvals (which we refer to as “entitlements”), installation of utilities and necessary storm drains, and building or improving of roads. At Rio Rancho, AMREP Southwest develops both residential lots and sites for commercial and industrial use as demand warrants, and also secures entitlements for large development tracts for sale to homebuilders. AMREP Southwest also owns two tracts of land in Colorado, consisting of one property of approximately 160 acres planned for approximately 400 homes that AMREP Southwest intends to offer for sale upon obtaining all necessary entitlements, and one property of approximately 10 acres zoned for commercial use.

AMREP Corporation was organized in Oklahoma in 1961 and has been listed on the New York Stock Exchange (under the symbol “AXR”) since 1972. Our principal executive offices are located at 300 Alexander Park, Suite 204, Princeton, New Jersey 08540, and our telephone number is (609) 716-8200. We maintain a website with the address www.amrepcorp.com. We are not including the information contained in our website as a part of, or incorporating it by reference into, this prospectus. All references in this prospectus to 2013, 2012 and 2011 mean the Company’s fiscal years ended April 30, 2013, 2012 and 2011, unless otherwise qualified.

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The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered
We are distributing, at no charge, to holders of our common stock subscription rights to purchase up to 1,199,242 shares of our common stock. You will receive a fixed number of subscription rights for each share of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below.

Basic Subscription Right
Each subscription right will entitle a holder to purchase 0.200 shares of our common stock at a subscription price of $[●] per share, provided that no fractional shares will be issued in the rights offering and exercises of rights will be rounded down; we refer to this as your “basic subscription right.” You must aggregate subscription rights in multiples of five subscription rights.

Over-Subscription Privilege
If a shareholder fully exercises all of his or her subscription rights and other holders of subscription rights do not fully exercise their subscription rights, such qualifying holder will be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised subscription rights, subject to the limitations described in this prospectus. However, we cannot assure you that we will be able to fill any over-subscriptions. If the overall maximum over-subscription share amount is not sufficient to satisfy all of the properly exercised over-subscription privilege requests, the available shares will be prorated among the qualifying holders based on the number of shares each qualifying holder owned on the record date divided by the number of shares owned by all qualifying holders on the record date. A nominee may exercise an over-subscription privilege on behalf of a beneficial owner provided such nominee confirms that such beneficial owner subscribed in full through the basic subscription.

Record Date	5:00 p.m., New York City time, on May 31, 2013.
Expiration of the Rights Offering	5:00 p.m., New York City time, on June 27, 2013, unless extended by the Rights Offering Committee in its discretion.
Subscription Price	$[●] per share, payable in cash. To be effective, any payment related to the exercise of a right must be received by the subscription agent before the expiration of the rights offering.
Use of Proceeds
We intend to use the net proceeds of this rights offering for general corporate and working capital purposes, which may include satisfaction of a portion (currently estimated to be $3 million) of our obligation to the Pension Benefit Guaranty Corporation (see “Risk Factors—Risks Relating to Our Business—Our defined benefit pension plan is currently substantially underfunded and will require additional cash contributions, some of which are likely to be accelerated.”), debt repayment, future acquisitions, capital expenditures and additions to working capital. However, we cannot assure you that the capital raised through the rights offering will be sufficient for all of these purposes or that we will not need to raise additional capital in the future.

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Non-Transferability of Subscription Rights	The subscription rights are not transferable.
No Board Recommendation
We are making no recommendation regarding your exercise of the subscription rights. For an explanation of how the purchase price of the subscription rights was determined, please see “Questions and Answers Relating to the Rights Offering–How was the $[●] per share subscription price determined?” You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Conditions	We are not requiring a minimum subscription to complete the rights offering.
No Revocation By Holder
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[●] per share.

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension and Termination Rights of Our Board
We may cancel or terminate the rights offering at any time in the discretion of the Rights Offering Committee. In addition, the period for exercising your subscription rights may be extended by the Rights Offering Committee in its discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Subscription Rights
To exercise your subscription rights, you must complete the subscription documents and deliver them to the subscription agent, Registrar and Transfer Company, or, if you not a record holder, to your nominee, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription privilege, if available. If regular mail is used to deliver the subscription documents and payments, we recommend using registered mail, properly insured, with return receipt requested.

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If you cannot deliver your rights certificate to the subscription agent before the expiration of the rights offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In certain cases, a qualified designee of a record holder of subscription rights may exercise subscription rights. See “The Rights Offering – Method of Exercising Subscription Rights; Subscription by Registered Shareholders.”

Subscription Agent	Registrar and Transfer Company
Shares Outstanding as of the Record Date	5,996,212 shares of our common stock are issued and outstanding as of the record date.
Shares Outstanding After Completion of the Rights Offering
If the rights offering is fully subscribed, we will have 7,195,454 shares outstanding after the rights offering. If the rights offering is not fully subscribed, our outstanding shares will equal the sum of shares outstanding on the record date plus shares subscribed for in the basic subscription plus over-subscription (if any).

Risk Factors
Investors considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 5 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering from the proceeds of the rights offering.
NYSE Trading Symbol
Our common stock trades on the New York Stock Exchange under the trading symbol “AXR,” and we have applied to list the shares to be issued in connection with the exercise of subscription rights through the rights offering on the New York Stock Exchange under the same symbol.

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RISK FACTORS

An investment in our securities involves risk. Before making an investment decision, you should carefully consider the risks described below and all other information in this prospectus, including the financial statements and other documents summarized in or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only risks we face. If any of the following risks, or other risks and uncertainties that we have not yet identified, occurs, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to the Rights Offering

The market price of our common stock may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The price of our common stock in recent years has been volatile and has been subject to above average selling pressure from time to time, and this pressure could continue through a portion of the rights offering period. This may make it difficult for shareholders to sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock varied between a high of $15.77 and a low of $4.80 per share between May 1, 2010 and May 17, 2013. This volatility may make it difficult for a shareholder to sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of the common stock. We believe the price of our common stock has been adversely affected from time to time by above average selling pressure created by institutions that have received charitable gifts of our common stock and engaged in selling programs to liquidate such positions. From October 3, 2011 to May 17, 2013, our largest shareholder, Nicholas Karabots, has donated shares he has beneficially owned representing approximately 24% of our outstanding common stock to such institutions. On or about April 15, 2013, Mr. Karabots made his most recent gift of 170,000 shares (or 2.8% of our outstanding common stock), and the Company has been informed by this donee that sales of the gifted shares commenced on April 15, 2013 and at current sales levels may continue through a portion of the rights offering. Our stock price may continue to be volatile and subject to significant price fluctuations in response to market and other factors (including those mentioned elsewhere in these Risk Factors), and:

•	variations in our quarterly and annual operating results, which could be significant;

•	material announcements by us or our competitors;

•	sales of a substantial number of shares of our common stock; and

•	adverse changes in general economic or market conditions.

In addition to the factors discussed above, our common stock is often thinly traded, and as a result large transactions in our common stock may be difficult to execute in a short time frame and may cause significant fluctuations in the price of our common stock. Among other reasons, the stock is thinly traded due to the fact that four of our shareholders beneficially own in the aggregate 71.1% of the outstanding common stock. The average trading volume in our common stock on the New York Stock Exchange over the ten-day trading period ending on May 17, 2013 was approximately 8,938 shares per day. This thin trading market, when combined with additional selling pressure, including selling by institutions that receive charitable gifts as described above, can result in overall negative stock price and trading trends, which can last as long as the additional selling pressure continues. Further, there have been, from time to time, significant “short” positions in our common stock, consisting of borrowed shares sold, or shares sold for future delivery, which may not have been borrowed. Any attempt by the short sellers to liquidate their positions over a short period of time could cause significant volatility in the price of our common stock.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. We have not been involved in any securities class action litigation; however, if we were to become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition. In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

Your ownership interest may be diluted because of the rights offering.

If the rights offering is fully subscribed, we will issue 1,199,242 shares of our common stock. If you do not exercise your basic subscription right in full, your percentage ownership interest in our outstanding common stock will be diluted, and you will not be entitled to participate in the over-subscription privilege. Although your ownership interest could be diluted because of the consummation of the rights offering, you can eliminate such dilution by fully exercising your basic subscription right. If certain shareholders do not exercise (or do not fully exercise) their basic subscription rights and other shareholders exercise their basic subscription rights in full, the ownership percentage of such fully-subscribing shareholders would increase after giving effect to the rights offering; in this circumstance, a fully subscribing shareholder who also exercised an over-subscription privilege would experience an even greater percentage increase in beneficial ownership, relative to those who exercise the basic subscription right in full but who do not exercise an over-subscription privilege.

The subscription price determined for this offering is not necessarily an indication of the value of our common stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.
Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

The proceeds from the rights offering will vary depending upon the level of participation in the rights offering by holders of subscription rights. We intend to use the net proceeds of this rights offering for general corporate and working capital purposes, which may include satisfaction of a portion (currently estimated to be $3 million) of our obligation to the Pension Benefit Guaranty Corporation, debt repayment, future acquisitions, capital expenditures and additions to working capital. However, we cannot assure you that the capital raised through the rights offering will be sufficient for all of these purposes or that we will not need to raise additional capital in the future. We have complete discretion over the use of the proceeds from the rights offering. In addition, market or other factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the rights offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for the Company.

If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to subscription rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you.

You may not revoke your exercise of any subscription rights, even if the rights offering is extended, and you could be committed to buying shares of our common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such subscription rights. If the Rights Offering Committee decides to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the New York Stock Exchange under the symbol “AXR,” and the last reported sale price of our common stock on the New York Stock Exchange on May 17, 2013 was $9.00 per share. Following the exercise of your subscription rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Holders of subscription rights that desire to purchase shares of our common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering before the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares of our common stock in this rights offering.

Any uncertified check used to pay for shares of our common stock to be issued in this rights offering must clear before the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares of our common stock by uncertified check and your check has not cleared before the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares of our common stock you wish to purchase.

The subscription rights are not transferable.

The subscription rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. Because the subscription rights are not transferable, there is no way for you to directly realize any value associated with any attempted or purported transfer of the subscription rights.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights upon expiration of the rights offering.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder in the shares of our common stock you purchased in the rights offering until we issue the share certificates to you. Although we will endeavor to issue the shares of our common stock as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares of our common stock are issued.

The rights offering may cause the price of our common stock to decrease.

The subscription price of $[●] per share is lower than the average of the closing sale prices of our common stock over the ten (10) trading day period ended [●], 2013. The announcement of the rights offering, the subscription price and the number of shares of our common stock we could issue if the rights offering is completed could result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares of our common stock received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

Risks Relating to Our Business

Our subsidiaries have substantial indebtedness and other financial obligations which could adversely affect our business, financial condition or results of operations.
Our primary sources of funding for working capital requirements are cash flow from operations, our Media Services banking facility and working capital made available to us by customers. Our liquidity is affected by many factors, including some that are based on normal operations and some that are related to the industries in which we operate and the economy generally. Our Media Services businesses finance operations in part through a revolving credit facility that matures May 12, 2015, which we refer to as the “Media Services Credit Facility.” Our Media Services businesses also rely on cash flow from operations, and they are able to operate with negative working capital ($18.5 million at January 31, 2013) primarily through liquidity provided by one material customer contract that expires in June 2014. AMREP Southwest finances its business from cash flow from operations, which has been minimal in recent years due to the poor conditions in its real estate markets, and from advances made to it by its parent. AMREP Southwest also has a loan agreement that matures December 1, 2017, which does not allow for additional borrowings. If we are unable to extend or renew on similar terms the Media Services Credit Facility that expires in May 2015, the customer contract (and the associated customer working capital funding arrangement) that expires in June 2014 or the AMREP Southwest loan that is due in December 2017, we would be obligated to repay significant borrowings and/or working capital advances. If this occurs, we may not be able to fund in full or refinance these obligations at such time absent additional debt or equity funding. Such additional funding may not be available on acceptable terms (or at all) at such time. Any failure in this regard could have a material adverse effect on our business, financial condition and results of operations.

Due to our holding company structure, we are dependent on our subsidiaries to distribute funds upstream to our parent company.

AMREP Corporation is a holding company that conducts substantially all of its operations through subsidiaries. As a holding company, AMREP Corporation is dependent on distributions of funds from subsidiaries to pay expenses and fund operations. Because of the adverse conditions currently affecting AMREP Southwest, Media Services is presently the sole source of funding for the parent company’s operations, and the parent company in turn is supplying a substantial portion of the funding needed by AMREP Southwest. The continued availability of this funding is dependent upon the results of operations of Media Services and its continued compliance with the covenants in its revolving credit facility. Our overall results of operations, future growth or both would be adversely affected if for any reason Media Services were unable to distribute sufficient funds to support the operations of our parent company and AMREP Southwest. If the cash available for distribution by Media Services were insufficient to fund our consolidated operations and we were not able to provide the funding needed by AMREP Southwest, we would be forced to seek either replacement financing or other sources of capital, such as by selling assets or issuing equity, which replacement financing or other sources of capital might not be available on acceptable terms (or at all).

The Media Services Credit Facility requires the borrowers to meet certain covenants, including maintaining a minimum fixed charge coverage ratio, as defined. However, neither meeting a covenant’s requirement in the future nor obtaining relief from the lender if it is not met can be assured. At January 31, 2013, the borrowers were in compliance with the covenants of the Media Services Credit Facility. At January 31, 2013, the borrowing availability under the Media Services Credit Facility was $11.4 million, and there was $6.0 million outstanding against this availability. The highest amount borrowed during the quarter and nine months ended January 31, 2013 was $6.8 million. Under the terms of the Media Services Credit Facility, in the event of any future non-compliance, our Media Services business would be barred from repaying indebtedness to or otherwise distributing funds to the parent company and the lender would be entitled to terminate the Media Services Credit Facility and seek immediate payment of any outstanding borrowing.

Our defined benefit pension plan is currently substantially underfunded and will require additional cash contributions, some of which are likely to be accelerated.

Under generally accepted accounting principles, our defined benefit pension plan was underfunded at April 30, 2012 by approximately $17.7 million. Although we froze the pension plan effective March 1, 2004, so that from that date there would be no new participants in the plan and the existing participants’ future compensation would not affect their pension benefits, the plan remains underfunded. A key assumption underlying the actuarial calculations for the pension plan is an assumed annual investment rate of return of 8.0%. If the pension plan assets do not realize this expected rate of return, or if any other assumptions underlying the actuarial calculations are incorrect or are modified, we may be required to make contributions to the pension plan beyond current requirements, which could negatively impact our limited financial resources.

In addition, due to the closing of certain facilities in connection with the consolidation of the Company’s Subscription Fulfillment Services business and the associated work force reduction, the Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”), and the regulations thereunder have given the Pension Benefit Guaranty Corporation (which we refer to as the “PBGC”) the right to require us to accelerate the funding of approximately $11.7 million of accrued pension-related obligations to the pension plan. In August 2012, we and the PBGC reached an agreement with respect to this funding obligation, and as a result, we made a $3.0 million cash contribution to the Plan on August 16, 2012. The agreement also provided that if, before August 15, 2013, we are unable to pay the remaining $8.7 million liability or adequately secure it with collateral acceptable to the PBGC, we would be required to either (i) provide a letter of credit equal to 110% of the remaining liability or establish a cash escrow for 100% of the remaining liability, to be maintained for five years or until the remaining liability is discharged, if sooner or (ii) discharge the remaining liability in quarterly installments over a five year period and secure it with collateral acceptable to the PBGC. In the event we fail to meet the terms of the agreement, the PBGC could seek immediate payment of the amount due or attempt to force a termination of the Plan. While we anticipate using some of the proceeds of this offering for this purpose, we are unable to offer any assurance that we will be able to discharge the Plan funding obligation by August 15, 2013 or otherwise meet the PBGC’s requirements for securing or paying the undischarged amount, and we cannot offer any assurance that upon such inability we will be able to negotiate with the PBGC to obtain further relief. In addition, we may become subject to additional acceleration of our remaining accrued pension-related obligations to the pension plan if we close certain additional facilities and further reduce our work force. Any such acceleration could negatively impact our limited financial resources and could have a material adverse impact on our financial condition.

We have incurred significant historical losses and cannot assure you that we will be profitable in the near term or at all.

We have incurred significant historical losses, including net losses of $1.1 million, $7.6 million and $9.5 million for the fiscal years ended April 30, 2012, 2011, and 2010, primarily due to highly competitive conditions in the Media Services businesses and the absence of meaningful real estate development and building activity after 2008 in the markets where AMREP Southwest owns real estate. For the nine months ended January 31, 2013, we recorded a net loss of $0.3 million. We cannot assure you that economic or operating conditions affecting either of our principal businesses will improve or that we will return to profitability in the near term or at all.

Risks Related to Our Media Services Operations

The introduction and increased popularity of alternative technologies for the distribution of news, entertainment and other information and the resulting shift in consumer habits and advertising expenditures from print to other media has adversely affected our Media Services operations.

Revenues in our Media Services operations are principally derived from services we perform for traditional publishers. Historically, a reduction in the demand for our newsstand distribution services due to lower sales of magazines at newsstands has often been at least partially offset by an increase in demand for our subscription fulfillment services as consumers affected by the reduction in newsstand distribution instead sought publications through subscription. However, technology changes, particularly digital technology used in the entertainment and media industries, continue to evolve rapidly, and advances in that technology have led to alternative methods for the distribution, storage and consumption of content such as that contained in the products distributed by our Media Services operations. These technological changes have driven and reinforced changes in consumer behavior as consumers increasingly seek control over when, where and how they consume content. For example, the distribution of news, entertainment and other information via the internet has become very popular, and consumers increasingly rely on electronic tablets and readers, personal computers, cellular phones and other electronic devices for such information. The resulting reduction in demand for traditional print media and the shift of advertising dollars from traditional print media to online media has adversely affected the publishing industry in general and has had a negative impact on both our Subscription Fulfillment Services and Newsstand Distribution Services business segments. Our failure or inability to adapt to emerging technologies and changes in consumer behavior could have a significant adverse effect on our competitive position and our businesses and results of operations.

Our operating results depend in part on successful research, development and marketing of new or improved services and data processing capabilities and could suffer if we are not able to continue to successfully implement new technologies.

Our Media Services businesses operate in highly competitive markets that are subject to rapid change, and must therefore continue to invest in developing technologies and improving various existing systems in order to remain competitive. There are substantial uncertainties associated with our efforts to develop new technologies and services for the subscription fulfillment and newsstand distribution markets we serve, including our lack of financial resources. Particularly in the Subscription Fulfillment Services business, we would need to make substantial capital investments in order to convert our business to newer digital and internet-based technologies. Some of our competitors have already adjusted their businesses for the growing digital market and any improvements we make may not be developed until it is too late to compete effectively. Additionally, the cost and expertise needed to develop these new digital and internet-based technologies may be prohibitive for us, and even if we make significant investments in new information processing technologies and services in these or other areas, they may not prove to be profitable. The failure or inability to successfully develop or employ new technologies and services could have a material adverse effect on our competitive position and our businesses and results of operations. Even if these developments are profitable, the operating margins resulting from their application would not necessarily equal, or result in an improvement over, our historical margins.

Our Media Services operations could face increased costs and business disruption from instability in the newsstand distribution channel.

Our Newsstand Distribution Services business operates a national distribution business that relies on wholesalers to distribute magazines to newsstands and other retail outlets. A small number of wholesalers are responsible for a substantial percentage of the wholesale magazine distribution business in the United States, and we extend credit to such wholesalers, whose credit worthiness and financial position may be affected by changes in economic or other external conditions. In recent years there has been instability in the wholesaler channel that has led to one major wholesaler abandoning the business and to certain disruptions to magazine distribution. In addition, another major wholesaler is in the process of restructuring itself after failing to timely meet its payment obligations to certain national distributors, including $2.1 million payable to us as of April 30, 2013.  At this time, we are unable to determine if this wholesaler will be able to pay all such obligations, which could result in a default under our Media Services Credit Facility. There is the possibility of further consolidation among these major wholesalers, and the insolvency or non-payment of its obligations by one or more of these wholesalers would have a material adverse impact on our results of operations and financial condition. In addition, due to the significant concentration in the industry, should there be a disruption in the wholesale channel, it could impede our ability to distribute magazines to the retail marketplace.

Our publisher customers face business pressures from reduced advertising revenues and increased costs for paper, printing and postal rates. These factors could have a negative effect on their operating income, and this in turn could negatively affect our Media Services operations.

An important source of revenue for the magazine publishing industry, the principal industry we serve, is advertising. As a result of the recent economic slowdown, there was a well-publicized reduction in advertising at all levels which caused a higher attrition rate of magazine titles than had been previously experienced. In addition, our publisher customers’ principal raw material is paper. Paper and printing prices have fluctuated over the past several years, and significant increases in paper prices could adversely affect a publisher customer’s operating income. Postage for magazine distribution and direct solicitation is another significant operating expense of our publisher customers, which primarily use the U.S. Postal Service to distribute their products. Any softness in advertising revenues or significant increases in paper costs, printing costs or postal rates that publishers are not able to offset could have a negative effect on their operating income and number of titles published, and this in turn could negatively affect our Media Services operations.

Almost all of the revenues of our Newsstand Distribution Services business are derived from sales made on a fully returnable basis, and an error in estimating expected returns could cause a misstatement of revenues for the period affected.

As is customary in the magazine distribution industry, almost all of the commission revenues of our Newsstand Distribution Services business segment are derived from sales made on a fully returnable basis, meaning that customers may return unsold copies of magazines for credit. From May 1, 2010 through January 31, 2013, customers ultimately returned for credit approximately 65% of the magazines we initially distributed. We recognize commission revenues from the distribution of magazines at the time of delivery to the wholesalers, less a reserve for estimated returns that is based on historical experience and recent sales data on an issue-by-issue basis. Although we have the contractual right to return these magazines for offsetting credits from the publishers from whom the magazines are purchased, an error in estimating the percentage of returns at the end of an accounting period could have the effect of understating or overstating revenues in the period affected, which misstatement would have to be adjusted in a subsequent period when the actual return information becomes known.

Competitive pressures may result in a decrease in Media Services revenues and profitability.

The subscription fulfillment and newsstand distribution services businesses are highly competitive, and some of our competitors have financial resources that are substantially greater than ours. We experience significant price competition in the markets in which we compete. Competition in our Media Services businesses may come not only from other service providers, but also from our customers, who may choose to develop their own internal subscription fulfillment or newsstand distribution operations, thereby reducing demand for our services. Competitive pressures could cause our Media Services businesses to lose market share or result in significant price erosion that could have an adverse effect on our results of operations.

We may not be able to successfully introduce new services and data processing capabilities on a timely and cost-effective basis.

The success of new and improved services depends on their initial and continued acceptance by the publishers and other customers with whom we conduct business. Our Media Services businesses are affected, to varying degrees, by technological changes and shifts in customer demand. These changes result in the transition of services provided and increase the importance of being “first to market” with new services and information processing innovations. We may not have the financial and other resources necessary to successfully and timely develop such services or innovations. Difficulties or delays in the development, production or marketing of new services and information processing capabilities may be experienced, and may adversely affect our results of operations. These difficulties and delays could also prevent us from realizing a reasonable return on the investment required to bring new services and information processing capabilities to market on a timely and cost-effective basis.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business depends on the efficient and uninterrupted operation of our systems and communications capabilities, including the maintenance of customer databases for billing and label processing, and our magazine distribution order regulation system. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be adversely affected. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. We have a disaster recovery plan in place, but this plan may not prevent delays or other complications that could arise from an information systems failure. Our business interruption insurance may not adequately compensate us for losses that may occur.

We depend on the internet to deliver some services, which may expose us to various risks.

Many of our operations and services, including order taking on behalf of customers and communications with customers and suppliers, involve the use of the internet. We are therefore subject to factors that adversely affect internet usage, including the reliability of internet service providers that from time to time may have operational problems and experience service outages or concentrated attacks from third parties seeking to disrupt commerce. Additionally, as we continue to increase the services we provide using the internet, we are increasingly subject to risks related to the secure transmission of confidential information over public networks. Failure to prevent security breaches of our networks or those of our customers, or a security breach affecting the internet in general, could adversely affect our results of operations.

We are subject to extensive rules and regulations of credit card associations.

We process a large number of credit card transactions on behalf of our Subscription Fulfillment Services customers and are thus subject to the extensive rules and regulations of the leading credit card associations. The card associations modify their rules and regulations from time to time, and our inability to anticipate changes in such rules and regulations or in the interpretation or application thereof may result in substantial disruption to our business. In the event that the card associations or the sponsoring banks determine that the manner in which we process certain credit card transactions is not in compliance with existing rules and regulations, or if the card associations adopt new rules or regulations that prohibit or restrict the manner in which we process credit card transactions, we may be subject to substantial penalties and fines and be forced to modify the manner in which we operate, which may increase costs, or to cease processing certain types of transactions altogether, any of which could have a negative impact on our business.

Changes relating to consumer information collection and use could adversely affect our ability to collect and use data, which could harm our business.

Public concern over methods of information gathering has led to the enactment of legislation in most jurisdictions that restricts the collection and use of consumer information. We engage in the collection and use of consumer information in connection with our clients’ businesses and our growing digital efforts. Further legislation, government regulations, industry regulations, the issuance of judicial interpretations or a change in customs relating to the collection, management, aggregation and use of consumer information could materially increase the cost of collecting that data, or limit our ability to provide information to our customers or otherwise utilize telemarketing or e-mail marketing or distribute our digital products across multiple platforms, and could adversely affect our results of operations.

We face government regulation and legal uncertainties related to internet communications, commerce and privacy regulation.

The growth and development of the market for internet commerce and communications has prompted both federal and state laws and regulations concerning the collection and use of personally identifiable information (including consumer credit and financial information), consumer protection, the content of online publications, the taxation of online transactions and the transmission of unsolicited commercial email, popularly known as “spam.” More laws and regulations are under consideration by various governments, agencies and industry self-regulatory groups. Although our compliance with applicable federal and state laws, regulations and industry guidelines has not to date had a material adverse effect on us, new laws and regulations may be introduced and modifications to existing laws may be enacted that require us to make changes to our business practices. Although we believe that our practices are in compliance with applicable laws, regulations and policies, if we were required to defend our practices against investigations of state or federal agencies or if our practices were deemed to violate applicable laws, regulations or policies, we could be penalized and some of our activities could be enjoined. Any of the foregoing could impact our ability to provide services, increase the cost of conducting online activities, decrease the demand for our services or lessen our ability to effectively market our services, or otherwise materially adversely affect our business, financial condition and results of operations.

Our intangible assets, including customer contracts and relationships, are periodically subject to asset impairment tests for accounting purposes, which may result in the incurrence of non-cash impairment charges.

We periodically evaluate and review our intangible assets, including customer contracts and relationships, for impairment when events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Any such impairment charge would be included in our results of operations. The uncertainty of revenue trends in the media services industry, any decline in our estimate of revenues recoverable from our customer contracts and relationships, the general decline in the magazine publishing industry, which represents the Media Services segment’s primary customer base, the recent recession that impacted the U.S. economy and consumers and the uncertainty about the economy’s future may adversely impact the recoverability of our intangible assets, including customer contracts and relationships, which may result in non-cash impairment charges that could adversely affect our results of operations.

Risks Related to Our Real Estate Operations

Our real estate assets are concentrated in one market, Rio Rancho, New Mexico, so that our results of operations and future growth may be limited or affected by economic changes in that market.

Substantially all of our real estate assets are located in Rio Rancho, which is adjacent to Albuquerque, New Mexico. As a result of this geographic concentration, we have been and will be affected by changes in economic conditions that occur in this region from time to time, including regional economic contraction due to, among other things, the failure or downturn of key industries and employers. Our results of operations, future growth or both may be further adversely affected if the regional demand for residential and commercial real estate remains at the current historically low levels due to the prolonged severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas. Land sales have declined from 1,051 acres sold by us in fiscal 2007 to 104 acres sold in fiscal 2012, with a low of 22 acres in fiscal 2011, as builders have slowed the pace of building on developed lots previously purchased from us in Rio Rancho and delayed or cancelled the purchase of additional developed lots. The decline in land sales has continued during fiscal 2013 with only three acres sold during the nine months ended January 31, 2013.

A downturn in the business of Rio Rancho’s largest employer may adversely affect our real estate development business there.

Intel Corporation, which we refer to as “Intel,” is the largest employer in Rio Rancho and operates a large semiconductor manufacturing facility there. Although Intel has made substantial investments in the Rio Rancho plant in recent years, the number of employees and on-site contractors at the plant fluctuates with the demand for the products produced at the plant. If Intel’s presence in Rio Rancho were to diminish for any reason, such as in response to a downturn in its semiconductor manufacturing business or as a result of the relocation of its operations conducted there to another location, the Rio Rancho real estate market and our land development business would likely be adversely affected.

As Rio Rancho’s population continues to grow, our land development activities in that market may be subject to greater limitations than they have been historically.

When we acquired our core real estate inventory in Rio Rancho nearly 50 years ago, the area was not developed and had a small population. As of December 31, 2012, Rio Rancho was the third largest city in New Mexico with a population of approximately 93,000. As Rio Rancho’s population continues to grow, we may be unable to engage in development activities comparable to those we have engaged in historically. Local community or political groups may oppose our development plans or require modification of those plans, which could cause delays or increase the cost of our development projects. In addition, zoning density limitations, “slow growth” provisions or other land use regulations implemented by state, city or local governments could further restrict our development activities or those of our homebuilder customers, or could adversely affect financial returns from a given project, which could adversely affect our results of operations.

Much of our remaining Rio Rancho real estate is not in contiguous properties, which may adversely affect our ability to sell lots at levels comparable with the levels we experienced prior to the 2008 sales downturn.

Of the approximately 17,350 acres in Rio Rancho that we owned at January 31, 2013, approximately 4,415 acres were in several areas of contiguous properties that are being developed or are suitable for development, and approximately 2,000 acres were in areas with a high concentration of ownership, where we own more than 50% of the lots in the area, suitable for special assessment districts or city redevelopment areas that may allow for future development under the auspices of local government. The balance is in scattered lots, where we own less than 50% of the lots in the area, which may require the purchase of a number of adjoining lots to create tracts suitable for development or that we may offer for sale individually or in small groups. As our land sales continue and the number of our contiguous and highly concentrated lots diminishes, our ability to continue to be in a position to sell lots and generate land sale revenues at satisfactory levels may be adversely affected, which would have an adverse effect on our results of operations.

Our real estate assets are diminishing over time, meaning long-term growth in our real estate business will require the acquisition of additional real estate assets, possibly by expanding into new markets.

Substantially all of our real estate revenues are derived from sales of our core inventory in Rio Rancho. This property was acquired nearly 50 years ago, and each time we develop and sell real estate to customers in Rio Rancho, our real estate assets diminish. As of January 31, 2013, we owned approximately 17,350 acres in Rio Rancho out of an original purchase of approximately 91,000 acres. The continuity and future growth of our real estate business, if we pursue such growth, will require that we acquire new properties in or near Rio Rancho or expand to other markets to provide sufficient assets to support a meaningful real estate development business. While we hold two properties in Colorado, we have not for many years made any significant attempt to identify a development opportunity similar to the one we have undertaken in Rio Rancho and have no current plans to do so. If we do not acquire new real estate assets, our real estate holdings will continue to diminish, which will adversely affect our ability to continue our real estate operations.

We may not be able to acquire properties or develop them successfully.

If we elect to pursue and are able to identify real estate development opportunities outside of Rio Rancho, the success of our real estate segment will depend in large part upon our ability to acquire additional properties on satisfactory terms and to develop them successfully. If we are unable to do so, our results of operations could be adversely affected.

The acquisition, ownership and development of real estate is subject to many risks that may adversely affect our results of operations, including risks that:

•	we may not be able to acquire a desired property because of competition from other real estate developers or investors who may have greater capital or better access to cash than we have;

•	we may not be able to obtain or renew financing on acceptable terms, or at all;

•	an adverse change in market conditions during the interval between acquisition and sale of a property may result in a lower than originally anticipated profit;

•	we may underestimate the cost of development required to bring an acquired property up to standards established for the market position intended for that property;

•
acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, a lack of business relationships in the area or unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

In addition, we currently have approximately 450 developed lots available for sale in Rio Rancho. Development activities performed in connection with real estate sales include obtaining necessary governmental approvals, acquiring access to water supplies, installing utilities and necessary storm drains and building or improving roads. The development of additional lots for sale in Rio Rancho will require additional financing or other sources of funding, which may not be available. If we are unable to obtain such financing, our results of operations could be adversely affected.

Our real estate development activities have been primarily limited to a single market, and we may face substantially more experienced competition in acquiring and developing real estate in new markets.

Since our real estate acquisition and development activities have been primarily limited to the Rio Rancho market, we do not have extensive experience in acquiring real estate in other markets or engaging in development activities in multiple markets simultaneously. Should we seek to acquire additional real estate in new markets, competition from other potential purchasers of real estate could adversely affect our operations. Many of these entities may have substantially greater experience than we have in identifying, acquiring and developing real estate opportunities in other markets and in managing real estate developments in multiple markets. These entities may also have greater financial resources than we have and may be able to pay more than we can or accept more risk than we are willing to accept to acquire real estate. These entities also may be less sensitive to risks with respect to the costs or the geographic concentration of their investments. This competition may prevent us from acquiring the real estate assets we seek, or increase the cost of properties that we do acquire. Competition may also reduce the number of suitable investment opportunities available to us or may increase the bargaining power of property owners seeking to sell.

We will likely compete for real estate investment opportunities with, among others, insurance companies, pension and investment funds, partnerships, real estate and housing developers, investment companies, real estate investment trusts and owner/occupants.

Properties that we acquire may have defects that are unknown to us.

Although we would expect to perform due diligence on prospective properties before they are acquired, and on a periodic basis after acquisition, any of the properties we may acquire may have characteristics or deficiencies unknown to us that could adversely affect the property’s value or revenue potential or, in the case of environmental or other factors, impose liability on us, which could be significant.

We are subject to substantial legal, regulatory and other requirements regarding the development of land that require government approvals, which may be delayed or denied, and thus we may encounter difficulties in obtaining entitlements on a timely basis, which could limit our ability to sell land.

There are many legal, regulatory and other requirements regarding the development of land, which may delay the start of planned development activities, increase our expenses or limit our customers’ development activities. Development activities performed in connection with real estate sales include obtaining necessary governmental approvals, acquiring access to water supplies, installing utilities and necessary storm drains and building or improving roads. Numerous local, state and federal statutes, ordinances and rules and regulations, including those concerning zoning, resource protection and the environment, regulate these tasks. These regulations often provide broad discretion to the governmental authorities that regulate these matters and from whom we must obtain necessary approvals. The approval process can be lengthy and delays can increase our costs, as well as the costs for the primary customers of our real estate business (residential and commercial developers). Failure to obtain necessary approvals on a timely basis may significantly adversely affect our real estate development activities and our results of operations.

We may be subject to environmental liability.

Various laws and regulations impose liability on real property owners and operators for the costs of investigating, cleaning up and removing contamination caused by hazardous or toxic substances at a property. In our role as a property owner or developer, we could be liable for such costs. This liability may be imposed without regard to the legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of the property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred by the government in connection with the contamination. If we incur any such liability that is material, our results of operations and financial position could be materially adversely affected.

Increases in taxes or governmental fees may increase our costs. Also, adverse changes in tax laws could reduce customer demand for land for commercial and residential development.

Increases in real estate taxes and other local governmental fees, such as fees imposed on developers to fund schools, open space and road improvements or to provide low and moderate income housing, would increase our costs and have an adverse effect on our operations. Municipal and state resources have been particularly strained as a consequence of the economic downturn that began in 2008 and as a result, many governmental entities have adopted significant tax increases. We cannot control these tax increases and may not be able to pass such increased costs on to purchasers, particularly as we generally hold properties for many years. In addition, further increases in local real estate taxes or changes in income tax laws that would reduce or eliminate tax deductions or incentives related to real estate would increase our expenses and could adversely affect homebuilders’ potential customer demand and could adversely affect our future land sales to those homebuilders.

Unless the City of Rio Rancho supplements its current water supply, development of our remaining Rio Rancho land may be adversely affected.

All of our future Rio Rancho land development will require water service from the City of Rio Rancho or from another source. While the city has not denied any development in the past due to a shortage of water supply, it has expressed concerns that its current water supply cannot support growth indefinitely. Although the city is currently pursuing various methods to supplement its water supply, if it is unsuccessful, development of our remaining Rio Rancho land could be restricted or adversely affected.

Real estate is a cyclical industry, and our results of operations could be adversely affected during cyclical downturns in the industry.

During periods of economic expansion, the real estate industry typically benefits from an increased demand for land. In contrast, during periods of economic contraction, the real estate industry is typically adversely affected by a decline in demand for land. For example, increased rates of residential mortgage defaults that began in early calendar 2007 led to significant losses for the companies holding such mortgages and contributed to a severe and continuing downturn in the residential housing market. Further, real estate development projects typically begin, and financial and other resources are committed, long before such projects come to market, which could be during a time when the real estate market is depressed. There can be no assurance that an increase in demand or an economic expansion will occur or be sustained in the Rio Rancho market, where our core real estate business is based and operates, or in any new market into which we may expand our real estate operations. Any of the following (among other factors, including those mentioned elsewhere in these Risk Factors) could cause a general decline in the demand for residential or commercial real estate which, in turn, could contribute to a downturn in the real estate development industry that could have an adverse effect on our results of operations:

•	periods of general economic slowdown or recession;

•	change or uncertainty in government regulation;

•	rising interest rates or a decline in the general availability or affordability of mortgage financing;

•	adverse changes in local or regional economic conditions;

•	shifts in population away from the markets that we serve;

•
tax law changes, including potential limits on, or elimination of, the deductibility of certain mortgage interest expense, real property taxes and employee relocation expenses, and uncertainty with respect to these matters; or

•	acts of God, including hurricanes, earthquakes and other natural disasters.

Changing credit conditions may adversely affect companies in the real estate industry, which rely upon credit in order to finance their purchases of land from us.

Changes in interest rates and other economic factors can dramatically affect the availability of capital for our developer customers. Residential and commercial developers to whom we frequently sell land typically rely upon third party financing to provide the capital necessary for their acquisition of land. Changes in economic and other external market conditions can and have resulted in the inability of developers to obtain suitable financing, which has, and so long as these circumstances continue will, adversely impact our ability to sell land and could force us to sell land at lower prices, which would adversely affect our results of operations.

Changes in general economic, real estate development or other business conditions may adversely affect our business and our financial results.

A significant percentage of our real estate revenues have historically been derived from customers in the residential homebuilding business, which is particularly sensitive to changes in economic conditions and factors such as the level of employment, consumer confidence, consumer income, availability of mortgage financing and interest rates. Adverse changes in these conditions have decreased demand for homes generally, and may continue to do so, adversely affecting the pricing of homes and in turn the price of land sold to developers, which could adversely affect our results of operations.

The real estate that we hold is periodically the subject of third party appraisals used for accounting purposes, which may result in the incurrence of non-cash impairment charges.

We recently received third party appraisals of real estate inventory that had been sold but was subsequently repossessed (which we refer to as “take-back lots”). When repossessed, take-back lots are initially taken into inventory at fair market value less estimated costs to sell, and subsequently evaluated for impairment. The recently received appraisals will result in the carrying value of certain take-back lots located in Rio Rancho being adjusted from $4.8 million to fair value of $3.5 million resulting in a pre-tax impairment charge of $1.3 million during the fourth quarter of fiscal year 2013. This real estate impairment charge will be included in results of operations for the fourth quarter of fiscal year 2013. We also have had ordinary course third party appraisals completed on other real estate that we hold in New Mexico and Colorado, which will not result in additional impairment charges during fiscal year 2013. Changes in economic and other external market conditions may further adversely impact the fair market value of our real estate inventory, which could lead to additional impairment charges that could adversely affect our results of operations.

A number of contracts for individual Rio Rancho home site sales made prior to 1977 require us to exchange land in an area that is serviced by utilities for land in areas where utilities are not installed.

In connection with certain individual Rio Rancho home site sales made prior to 1977, if water, electric and telephone utilities have not reached the lot site when a purchaser is ready to build a home, we are obligated to exchange a lot in an area then serviced by such utilities for the lot of the purchaser, without cost to the purchaser. Although this has not been the case in the past, if we were to experience a large number of requests for such exchanges in the future, our results of operations could be adversely impacted.

If subcontractors are not available to assist in completing our land development projects, we may not be able to complete those projects on a timely basis.

The development of land on a timely basis is critical to our ability to complete development projects in accordance with our contractual obligations. The availability of subcontractors in the markets in which we operate can be affected by factors beyond our control, including the general demand for these subcontractors by other developers. If subcontractors are not available when we require their services, we may experience delays or be forced to seek alternative suppliers, which may increase costs or adversely affect our ability to sell land on a timely basis.

Land investments are generally illiquid, and we may not be able to sell our properties when it is economically or otherwise important to do so.

Land investments generally cannot be sold quickly, and our ability to sell properties has been and may continue to be affected by market conditions. We may not be able to diversify concentration risk or vary our portfolio quickly in response to economic or other conditions. Our ability to pay down debt, reduce interest costs and acquire properties is dependent upon our ability to sell the properties we have selected for disposition at the prices and within the deadlines we have established for each property.

Other Risks

We may engage in future acquisitions and may encounter difficulties in integrating the acquired businesses, and, therefore, may not realize the anticipated benefits of the acquisitions in the time frames anticipated, or at all.

From time to time, we may seek to grow through strategic acquisitions intended to complement or expand one or more of our business segments or to enable us to enter a new business. The success of these transactions will depend in part on our ability to integrate the systems and personnel acquired in these transactions into our existing business without substantial costs, delays or other operational or financial problems. We may encounter difficulties in integrating acquisitions with our operations or in separately managing a new business. Furthermore, we may not realize the degree of benefits that we anticipate when first entering into a transaction, or we may realize benefits more slowly than we anticipate. Any of these problems or delays could adversely affect our results of operations.

We do not have a Chief Executive Officer.

On January 22, 2013, Theodore J. Gaasche, our President and Chief Executive Officer, resigned from those positions which he had held since August 2011. No successor has been appointed or identified, and we may continue to operate without a Chief Executive Officer for the foreseeable future. From January 1996 until August 2011, we also operated without a Chief Executive Officer. Following his resignation as President and Chief Executive Officer, our board of directors elected Mr. Gaasche as a member of the board of directors and Vice Chairman of the Board’s Executive Committee. In the absence of a Chief Executive Officer, the Executive Committee is charged with the oversight of our business between Board meetings. However, the Executive Committee does not function as an executive officer. Without a Chief Executive Officer, we do not have the benefit of the operational oversight and strategic leadership that a person in that position would normally provide, which may adversely affect our business and prospects.

Our current management and internal systems may not be adequate to handle our growth, if any.

To manage our future growth, if any, our management must continue to improve operational and financial systems and to expand, train, retain and manage our employee base. If we grow, we will also likely need to recruit and retain additional qualified management personnel, and our ability to do so will depend upon a number of factors, including our results of operations and prospects and the level of competition then prevailing in the market for qualified personnel. At the same time, we will likely be required to manage an increasing number of relationships with various customers and other parties. If our management personnel, systems, procedures and controls are inadequate to support our operations, expansion could be slowed or halted and the opportunity to gain significant additional market share could be impaired or lost. Any inability of our management to manage our growth effectively may adversely affect our results of operations.

Our business could be seriously harmed if our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes.

Although we evaluate our internal controls over financial reporting and our disclosure controls and procedures at the end of each quarter, any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system will be met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our results of operations.

           In addition, there can be no assurance that our internal control systems and procedures, or any future acquisitions and their respective internal control systems and procedures, will not result in or lead to a material weakness in our internal controls, or that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. If our internal controls over financial reporting are not considered adequate, our financial statements could become incorrect or misleading and we may experience a loss of public confidence, which could subject us to liability and have an adverse effect on our business and the price of our common stock.

Further, deficiencies or weaknesses that we have not yet identified could emerge and the identification and correction of those deficiencies or weaknesses could have an adverse effect on our results of operations.

Our quarterly and annual operating results can fluctuate significantly.

We have experienced, and are likely to continue to experience, significant fluctuations in our quarterly and annual operating results, which may adversely affect our stock price. Future quarterly and annual operating results may not align with past trends as a result of numerous factors, including many factors that result from the unpredictability of the nature and timing of land sales, the variability in gross profit margins and competitive pressures.

Changes in our income tax estimates could affect profitability.

In preparing our consolidated financial statements, significant management judgment is required to estimate our income taxes. Our estimates are based on our interpretation of federal and state tax laws and regulations. We estimate actual current tax due and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. The temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. Adjustments may be required by a change in assessment of our deferred tax assets and liabilities, changes due to audit adjustments by federal and state tax authorities, and changes in tax laws. To the extent adjustments are required in any given period, we will include the adjustments in the tax provision in our financial statements. These adjustments could have an adverse effect on our financial position, cash flows and results of operations.

We have a significant shareholder whose interests may conflict with those of other investors.

We have a significant shareholder, Nicholas G. Karabots, together with certain of his affiliates, beneficially owns 33.4% of our outstanding common stock. Because of his significant voting power, this shareholder, who resigned as a member of our board of directors effective January 22, 2013, could influence us to make decisions that might run counter to the wishes of our other shareholders. Additionally, Mr. Karabots may be able to influence our board of directors and management as he (including through companies that he controls) (i) is the employer of Theodore J. Gaasche, a director on our board of directors and Vice Chairman of the Executive Committee of our board of directors, (ii) has a commercial relationship with Lonnie Coombs (another member of our board of directors) who is also a director of a private company owned by Mr. Karabots, (iii) is the father-in-law of Michael P. Duloc, who is the President and Chief Executive Officer of our Media Services businesses and (iv) is the owner of Kappa Lending Group, LLC, a company that holds over $16.0 million of debt of AMREP Southwest Inc., and which could exert substantial additional control over AMREP Southwest Inc. and us in the event of certain future breaches or defaults concerning such debt. In addition, a publishing company owned by Mr. Karabots is the largest customer of our Newsstand Distribution Services business, as well as a customer of our Subscription Fulfillment Services business. For its fiscal year ended April 30, 2012, the Company’s revenues from the newsstand distribution and fulfillment services it provided to Mr. Karabots’ publishing company amounted to approximately $1,545,000, which was approximately 2.0% of the Company’s consolidated revenues for that period.  For its fiscal year ended April 30, 2013, the Company’s revenues from the newsstand distribution and fulfillment services it provided to Mr. Karabots’ publishing company amounted to approximately $1,458,000, which was approximately 2.0% of the Company’s consolidated revenues for that period. As a result, Mr. Karabots may have business interests with respect to us that differ from or conflict with the interests of other holders of our common stock.

Although we have paid dividends in the past, no dividends have been paid since 2008; we have no regular dividend policy and can give no assurance of any future dividends.

We have not paid any cash dividends on our common stock since fiscal year 2008. The board of directors has stated that it may consider special dividends from time-to-time in the future in light of conditions then existing, including earnings, financial condition, cash position, and capital requirements and other needs. No assurance is given that there will be any such future dividends declared.

Certain provisions of Oklahoma law and our organizational documents may impede or discourage a takeover, which may have a limiting effect on the market price of our common stock.

The Company is an Oklahoma corporation and the anti-takeover provisions of our certificate of incorporation and of Oklahoma law generally prohibit us from engaging in “business combinations” with an “interested shareholder,” as those terms are defined therein, unless the holders of at least two-thirds of our then outstanding common stock approve the transaction. Consequently, the concurrence of our significant shareholder, Mr. Karabots and his affiliates, is needed for any third party (other than Mr. Karabots and his affiliates) to acquire control of us, even if a change in control would be beneficial to our other shareholders. In addition to this restriction, some other provisions of our certificate of incorporation and our by-laws may discourage certain acts that would involve us undergoing a fundamental change. For example, our certificate of incorporation and our by-laws contain certain provisions that:

•	classify our board of directors into three classes, each of which serves for a term of three years, with one class being elected each year; and

•	prohibit shareholders from calling a special meeting of shareholders.

Because our board of directors is classified and our certificate of incorporation and by-laws do not otherwise provide, Section 1027 of the Oklahoma General Corporation Act permits the removal of any member of the board of directors only for cause.

These factors could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could have a limiting effect on the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, that relate to future events or our future financial performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements may be found in the sections of this prospectus entitled “Questions and Answers Relating to the Rights Offering,” “Prospectus Summary,” “Risk Factors” and “Use of Proceeds” and in other sections of this prospectus that contain forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and contingencies that are difficult to predict. These risks and uncertainties include, but are not limited to, the risks described above under the prospectus captions referred to above. The forward-looking statements contained in this prospectus (including information incorporated by reference) include, but are not limited to, statements regarding

•	current and future amounts due under any accelerated funding of our defined benefit pension plan obligation;

•	our potential proceeds and use of proceeds from the rights offering;

•	the timing and extent of our required return of tax incentive monies to the State of Florida;

•
the amount of impairment charges for fiscal year 2013 (and potential amounts in future periods) associated with intangible assets, including customer contracts and relationships, and other long-lived assets, including write-downs of certain real estate values;

•	potential losses and liquidity demands associated with the restructuring of a major wholesaler who has failed to timely meet its payment obligations to us and certain other national distributors;

•
the impact of greater than average selling pressure on the Company’s common stock price, particularly during periods following charitable donations of the Company’s common stock by one of our largest shareholders; and

•
potential future failure to extend, renew or replace material indebtedness (due May 2015 and December 2017) and material liquidity sources, including possible liquidity needs that could arise through the loss of a material customer contract and the associated material operational liquidity source under such contract.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus. In addition, our past results are not necessarily indicative of our future results.

USE OF PROCEEDS

We intend to use the net proceeds of this rights offering for general corporate and working capital purposes, which may include satisfaction of a portion (currently estimated to be $3 million) of our obligation to the Pension Benefit Guaranty Corporation (see “Risk Factors—Risks Relating to Our Business—Our defined benefit pension plan is currently substantially underfunded and will require additional cash contributions, some of which are likely to be accelerated.”), debt repayment, future acquisitions, capital expenditures and additions to working capital. However, we cannot assure you that the capital raised through the rights offering will be sufficient for all of these purposes or that we will not need to raise additional capital in the future.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to holders of our common stock subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, May 31, 2013. Each subscription right will entitle a holder to purchase 0.200 shares of our common stock. This ratio is referred to as the “rights ratio.” You must aggregate subscription rights in multiples of five subscription rights to purchase all shares of common stock you desire and are entitled to purchase through the subscription rights. The subscription rights will be evidenced by rights certificates. Subscription rights will entitle a holder to (1) a basic subscription right and (2) if the holder exercises all of his or her basic subscription rights, an over-subscription privilege.

Basic Subscription Right

The basic subscription right, when aggregated in a multiple of five, gives the holder the opportunity to purchase one share of our common stock for $[●] per share. Only subscription rights aggregated to purchase whole shares are exercisable, and no fractional shares will be issued. You must aggregate subscription rights in multiples of five subscription rights to purchase any shares of common stock you desire and are entitled to purchase through the subscription rights. We have granted to you, as a shareholder of record as of 5:00 p.m., New York City time, on the record date, one right for each share of our common stock you owned at that time. This means that if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights, and the rights ratio would give you the right to purchase 20 shares of common stock at a price of $[●] per share with your basic subscription right. You may exercise the basic subscription right for any whole number of shares subject to the basic subscription right, or you may choose not to exercise any subscription rights. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock under the over-subscription privilege.

In order to properly exercise your basic subscription right, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your subscription rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your record holder related to your basic subscription right before the expiration of the rights offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners.”

Over-Subscription Privilege

We do not expect all of our holders of subscription rights to exercise all of their basic subscription rights. The over-subscription privilege entitles certain holders of subscription rights to acquire the shares remaining unpurchased after the expiration of all basic subscription rights, which we refer to as the “overall maximum over-subscription share amount.” Only holders of subscription rights who exercise all of their basic subscription rights will have the opportunity to purchase through the over-subscription privilege shares that are not purchased by other holders of basic subscription rights; provided, that, if any over-subscription privileges are exercised, we will not issue a number of shares for over-subscriptions in excess of 1,199,242 less the shares subscribed for under all exercised basic subscription rights. A nominee may exercise an over-subscription privilege on behalf of a beneficial owner provided such nominee confirms that such beneficial owner subscribed in full through the basic subscription. Thus, a shareholder that fully exercises a basic subscription right will have the privilege as a qualifying holder to also exercise the over-subscription privilege to purchase additional shares of common stock that remain unsubscribed from the overall maximum over-subscription share amount, subject to certain limitations described in this section.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If the overall maximum over-subscription share amount is not sufficient to satisfy all of the properly exercised over-subscription privilege requests, the available shares will be prorated among those qualifying holders who properly exercised their over-subscription privilege. In this case, the proration ratio will be determined by dividing the number of shares owned by a qualifying holder on the record date by the number of shares owned by all qualifying holders as of the record date. The proration ratio for such holder will be multiplied by the overall maximum over-subscription share amount to determine the maximum number of over-subscription shares that the qualifying holder may purchase. If this pro rata allocation results in any qualifying holder being allocated a greater number of shares of common stock than the qualifying holder subscribed for pursuant to the exercise of the over-subscription privilege, then such qualifying holder will be issued only that number of shares for which the qualifying holder over-subscribed for, and the remaining shares will be allocated among all other qualifying holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all available remaining shares of common stock have been allocated to qualifying holders pursuant to valid over-subscription requests.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to the shares you desire under your over-subscription privilege at the same time you submit your basic subscription, and this must be properly submitted before expiration of the subscription rights. Because we will not know the overall maximum over-subscription share amount before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to complete the over-subscription portion (Form 1, Paragraph (b)) of the rights certificate and deliver payment in an amount equal to the aggregate subscription price for the maximum amount you desire through the over-subscription privilege.

Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

No Fractional Rights or Shares

We will not issue fractional subscription rights or cash in lieu of fractional shares underlying subscription rights. Fractional shares of common stock resulting from the exercise of either the basic subscription or the over-subscription privilege will be eliminated by rounding down in each case to the nearest whole share. Registrar and Transfer Company, our subscription agent for the rights offering, will determine the basic subscription right and the over-subscription allocation as described above under “—Over-Subscription Privilege” and under “—Additional Administrative Conditions and Terms of the Rights Offering.”

Additional Administrative Conditions and Terms of the Rights Offering

Holders of subscription rights will be required to aggregate five subscription rights to acquire each whole share of common stock that they desire and are entitled to purchase. To the extent a holder of subscription rights cannot purchase a whole number of shares through the exercise of all subscription rights but acquires the full number of whole shares of common stock subject to such subscription rights, then this circumstance will not disqualify such holder from exercising an over-subscription privilege otherwise available. For example, assume a record holder of 124 shares of common stock on the record date desires to maximize the purchase of common stock through such subscription rights. Aggregating all such subscription rights results in subscription rights to purchase 24.8 shares of common stock, which must be rounded down to the nearest whole number, i.e., 24; in this example, purchase of 24 shares of common stock pursuant to the basic subscription right will satisfy the full subscription condition of the over-subscription privilege. To the extent circumstances like these leave a number of shares that are not capable of purchase under basic subscription rights, such unsubscribed shares would be available for purchase under the over-subscription privilege, but we do not expect such unsubscribed share amount to be more than a nominal number.

A subscription rights certificate entitles a holder to subscribe for our common stock at the rate of one share of common stock for every five rights evidenced by the subscription rights certificate.  No fractional shares will be issued. In the event that the number of subscription rights evidenced by a subscription rights certificate is not divisible by five, the number of shares of common stock issuable through that subscription right would be determined by dividing the number of subscription rights by five and by then rounding that number down to the nearest whole number. As a result, holders of record of four or less shares of common stock would not be entitled to purchase one share of common stock through the rights offering, and we have no obligation to distribute to such holders a subscription rights certificate; provided, if any such holder of record owns shares of Common Stock in multiple accounts, such holder may contact the subscription agent for purposes of combining holdings to facilitate, upon appropriate proof of such ownership, an exercise of subscription rights for an additional share (or shares) of common stock that otherwise would have been rounded down to the lower whole number without such additional information.

A nominee may exercise an over-subscription privilege on behalf of a beneficial owner provided such nominee confirms that such beneficial owner subscribed in full through the basic subscription.

If your shares are held in the name of a nominee, shares issued pursuant to your exercise of subscription rights will be titled in the name of such nominee or in your name or the name of certain designees if you specify such designation in the subscription documents. If you are the record holder, shares issued pursuant to your exercise of subscription rights will be titled in your name or in the name of certain designees if you specify such designation in the subscription documents.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by the Rights Offering Committee in its discretion. You may exercise your subscription rights as follows:

Subscription by Registered Shareholders

Holders of record of subscription rights may exercise subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent,” before the expiration of the rights offering. Shares underlying subscription rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the subscription rights (e.g., an immediate family member, trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution).

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your nominee to exercise your subscription rights and deliver all subscription documents and payment on your behalf before 5:00 p.m., New York City time, on June 27, 2013, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you or your broker, as the case may be, all of the required subscription documents and your full subscription payment for your basic subscription and over-subscription prior to 5:00 p.m., New York City time, on June 27, 2013.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, the exercise of your subscription rights may be made through the facilities of DTC. In this case, you may exercise your subscription rights by instructing DTC (directly or through your broker) to transfer (1) your subscription rights from your account to the account of the subscription agent, together with certification by DTC (on your behalf) as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription privilege, if any, and (2) your full subscription payment for your basic subscription and over-subscription.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to Registrar and Transfer Company drawn upon a U.S. bank;

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank; or

•	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified check or wire transfer of funds to ensure that the subscription agent receives your funds before the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments or wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on June 27, 2013, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders of subscription rights that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such subscription rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May Be Required.”

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on June 27, 2013, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. The period for exercising your subscription rights may be extended by the Rights Offering Committee in its discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

Subscription Price

We engaged Boenning & Scattergood, Inc. to act as our financial advisor in connection with the rights offering to provide, among other things, advice with respect to the structure and terms of the rights offering. We delegated full authority to a committee of our board of directors with respect to the pricing and other terms of the rights offering, which we refer to as the “Rights Offering Committee.” The Rights Offering Committee consists of Messrs. Cloues and Weller, each of whom is not affiliated with, and does not have a financial interest in, or material financial or business relationship with, any beneficial owner of more than 5% of our outstanding common stock. In determining the subscription price, the Rights Offering Committee considered a number of factors, including the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of the common stock and the desire to provide an opportunity to our shareholders to participate in the rights offering, as well as the recommendations of Boenning & Scattergood, Inc. In conjunction with its review of these factors, the Rights Offering Committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. See “Risk Factors—Risks Related to the Rights Offering—The market price of our common stock may decline before or after the subscription rights expire.” We do not intend to change the subscription price in response to changes in the trading price of our common stock before the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Withdrawal and Termination; Extension

We may cancel or terminate the rights offering, as determined by the Rights Offering Committee in its discretion. The period for exercising your subscription rights may be extended by the Rights Offering Committee in its discretion.

Subscription Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which subscription documents and subscription payments (other than wire transfers) should be delivered is:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:
Registrar and Transfer Company Attn: Reorg/Exchange Dept P.O. Box 645 Cranford, New Jersey 07016-0645	Registrar and Transfer Company Attn: Reorg/Exchange Dept 10 Commerce Drive Cranford, New Jersey 07016

If you deliver subscription documents or subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the subscription agent, Registrar and Transfer Company, at (800) 368-5948.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your nominee the form entitled “Beneficial Owner Election.” You should receive this form from your nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent before the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
deliver to the subscription agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method”;

•	deliver to the subscription agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•
deliver the properly completed rights certificate evidencing your subscription rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of AMREP Corporation Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (908) 497-2311. To confirm facsimile deliveries, you may call (800) 368-5948.

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the subscription agent at (800) 368-5948 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, if necessary, consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days before the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Holders of Subscription Rights

We are making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock through the rights offering and in investing further in the Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences of the receipt and exercise or expiration of the subscription rights acquired through the rights offering and the receipt, ownership and sale of shares of our common stock received upon exercise of the basic subscription right or, if applicable, the over-subscription privilege and, insofar as it relates to matters of federal income tax law and regulations on legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Drinker Biddle & Reath LLP. This section is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated under the Code, legislative history, judicial authority and published rulings, any of which may be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (which we refer to as the “IRS”) or a court, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This section does not address any tax consequences under foreign, state or local tax laws.

This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your subscription rights, our common stock issued to you upon exercise of the basic subscription right and, if applicable, the over-subscription privilege as capital assets within the meaning of Section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a class of holders subject to special rules, including financial institutions, regulated investment companies, real estate investment trusts, dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders of common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, and persons whose functional currency is not the U.S. dollar.

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of subscription rights or common stock and you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving or exercising the subscription rights and acquiring, holding and disposing of our common shares.

YOU ARE URGED, IN ANY EVENT, TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO YOU WITH RESPECT TO THE RECEIPT, SALE OR EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of Subscription Rights

Receipt of Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes upon the receipt of subscription rights in the rights offering, and the following summary assumes you will qualify for such nontaxable treatment.

If, contrary to our expectation, the rights offering were not to qualify as nontaxable to you, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis in your common stock and then as a capital gain. You would receive a basis in the rights equal to their fair market value on the distribution date, and expiration of them would result in a capital gain or loss for you.

Tax Basis and Holding Period in Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are not transferable.

Exercise or Expiration of Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals currently are taxable at a maximum rate of 20%, although those gains may also be subject to the additional Medicare tax described below. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for twelve months or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at the same maximum rate as ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent of our current or accumulated earnings and profits at the time of the distribution. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock are taxed at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed below. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (which we refer to as the “additional Medicare tax”) on investment income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (1) “net investment income” and (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by allocable deductions. Investment income generally includes dividends and capital gains.

Information Reporting and Backup Withholding

You may be subject to information reporting or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, which we refer to as a “TIN,” (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions.

MARKET INFORMATION

Our common stock trades on the New York Stock Exchange under the trading symbol “AXR.” On April 30, 2013, there were 796 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On May 17, 2013, the last closing sale price reported on the New York Stock Exchange for our common stock was $9.00 per share.

The following table sets forth the high and low sale prices of our common stock on the New York Stock Exchange:

	Price Range
	High	Low
Fiscal 2011
First Quarter	$15.32	$11.90
Second Quarter	$13.89	$9.96
Third Quarter	$14.62	$9.64
Fourth Quarter	$13.07	$9.35

Fiscal 2012
First Quarter	$10.19	$8.60
Second Quarter	$8.95	$6.06
Third Quarter	$8.74	$5.64
Fourth Quarter	$8.99	$6.00

Fiscal 2013
First Quarter	$8.17	$5.80
Second Quarter	$10.40	$4.80
Third Quarter	$15.77	$6.30
Fourth Quarter	$12.46	$8.05

Fiscal 2014
First Quarter (through May 17, 2013)	$9.63	$8.75

DIVIDEND HISTORY

We have not paid cash dividends on our common stock since fiscal year 2008. We paid cash dividends of $1.00 per share of common stock, or $6.6 million, for fiscal year 2008, and $0.85 per share of common stock, or $5.6 million, for fiscal year 2007. We currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for use in the operation and expansion of our business.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of our capital stock. For a more detailed description and the complete terms of these securities, you should read our certificate of incorporation, as amended from time to time, and our by-laws, as amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The Oklahoma General Corporation Act, which we refer to as OGCA, may also affect the terms of these securities.

Authorized Capital Stock

We are authorized to issue a total of 20,000,000 shares of capital stock, consisting entirely of common stock, par value $.10 per share. As of March 31, 2013, there were 5,996,212 shares of common stock issued and outstanding.

Common Stock

General. Each share of our common stock has the same rights and privileges. Holders of our common stock do not have any preferences or any preemptive, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “AXR.”

Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. Our certificate of incorporation and by-laws do not provide for cumulative voting.

Dividends. The holders of our common stock are entitled to participate ratably in dividends payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends.

Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, or upon any distribution of our assets, the holders of our common stock will be entitled to receive all of the assets remaining after payment of liabilities and amounts owed to creditors, equally and ratably in proportion to the number of shares of common stock held by them.

Certain Charter and By-Law Provisions; Oklahoma Law

Some sections of our certificate of incorporation and by-laws and provisions of Oklahoma law may discourage certain transactions involving a change in control of our company.

Special Meetings. Our by-laws provide that special meetings of our shareholders may be called only by the chairman of the board, the president or a majority of the members of the board of directors. This provision may make it more difficult for shareholders to take actions opposed by the board of directors.

Classified board of directors. Our certificate of incorporation and by-laws contain provisions that classify our board of directors into three classes, with one class being elected each year. Because our certificate of incorporation and by-laws do not otherwise provide, Section 1027 of the OGCA permits the removal of any member of our board of directors only for cause. These provisions could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock.

No Cumulative Voting. The OGCA provides that shareholders are not entitled to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, minority shareholders holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Amendment of By-laws. Our certificate of incorporation permits our board of directors to adopt, amend and repeal our by-laws. Our by-laws do not permit shareholders to amend the bylaws.

Certain Business Combinations and Transactions with “interested shareholders.” Our certificate of incorporation prohibits us from:

1.	engaging in a merger or consolidation with an “interested shareholder” or affiliate of an interested shareholder;

2.	selling, leasing, exchanging, mortgaging, pledging or transferring assets valued in excess of $5 million to, or with, an interested shareholder or affiliate;

3.	issuing to an interested shareholder or affiliate our shares or shares of our subsidiaries with a value in excess of $5 million;

4.	adopting a plan or proposal for liquidation or dissolution advanced by an interested shareholder or affiliate of an interested shareholder, or

5.
reclassifying, recapitalizing, entering into a merger or consolidation of our subsidiaries, or entering into any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of outstanding shares held by an interested shareholder or affiliate of an interested shareholder unless, in each case, such transaction is approved by the holders of at least two-thirds of the then outstanding shares of our common stock. This provision, however, does not apply to any of the above transactions if:

(a)
the shareholders would not receive cash or any other consideration (including retaining their common stock in a transaction in which we survive) in their capacities as shareholders and, before the transaction, at least 75% of the board of directors has approved the transaction, or

(b)
the shareholders would receive cash or other consideration, and either (i) before the transaction, at least 75% of the board of directors approved the transaction, or (ii) all of the conditions set forth in the following subclauses (A) through (F) shall have been met:

(A)  the price per share of our common stock meets certain minimums as specified in our certificate of incorporation;

(B)  the consideration is cash or whatever form of consideration that the interested shareholder used to acquire our common stock (or the largest block of our common stock if acquired in a series of transactions);

(C)  since becoming an interested shareholder and until the consummation of the proposed transaction there have been (1) no reduction in dividends and (2) appropriate increases to dividends to reflect any reclassifications, recapitalizations, reorganizations or any similar transactions, unless in the case of (1) or (2) the alternative has been approved by at least 75% of our board of directors;

(D)  since becoming an interested shareholder and until the consummation of the proposed transaction the interested shareholder has not become the beneficial owner of additional shares, except as the result of a dividend or stock split;

(E)  since becoming an interested shareholder and until the proposed transaction the interested shareholder has not received benefit, directly or indirectly, of any loans, advances, guarantees pledges or other financial assistance or any tax credits or other tax advantages from us; and

(F)  a proxy or information statement complying with the requirements of the Exchange Act describing the proposed transaction is mailed to our other shareholders, regardless of whether such proxy or information statement is required under the Exchange Act.

Under our certificate of incorporation, an “interested shareholder” is defined, generally, as any person who or which (i) is the beneficial owner, directly or indirectly, of 10% or more of our outstanding common stock; (ii) is an affiliate of our company, and at any time within the two-year period immediately prior to the date of determination of “interested shareholder” status, was the beneficial owner, directly or indirectly, of 10% or more of our then outstanding common stock; or (iii) is an assignee of or has otherwise succeeded to any shares of our common stock which were at any time within the two-year period immediately prior to the date of determination of “interested shareholder” status beneficially owned by an interested shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

Our board of directors unanimously approved the Rights Offering. As a result, any possible increase in percentage ownership by any “Interested Shareholder” through the exercise of subscription rights through the Rights Offering would not be prohibited under our certificate of incorporation.

Under the OGCA, mergers, consolidations, and sales of substantially all of the assets of an Oklahoma corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. We are subject to Section 1090.3 of the Oklahoma General Corporation Act, however, which restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries) and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (excluding persons who were 15% shareholders on September 1, 1991, or who become such by action of the corporation alone), which is referred to as an “interested shareholder.” For a period of three years following the date that a shareholder became an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder. This restriction does not apply if: (1) before such person became an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. We may exempt ourselves from the requirements of the statute by adopting an amendment to our certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company and its telephone number is (800) 368-5948.

New York Exchange Listing

Our common stock is quoted on the New York Stock Exchange under the symbol “AXR.”

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on May 31, 2013, subject to “The Rights Offering—Foreign Shareholders.”  If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment (other than wire transfers) for the shares to the subscription agent, Registrar and Transfer Company, at the following address:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:
Registrar and Transfer Company Attn: Reorg/Exchange Dept P.O. Box 645 Cranford, New Jersey 07016-0645	Registrar and Transfer Company Attn: Reorg/Exchange Dept 10 Commerce Drive Cranford, New Jersey 07016

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the subscription agent, Registrar and Transfer Company, at (800) 368-5948.

Other than as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock offered by this prospectus have been passed upon for us by Derrick & Briggs, LLP. Certain federal U.S. tax matters have been passed upon for us by Drinker Biddle & Reath LLP, as set forth under “Material U.S. Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of AMREP Corporation appearing in its Annual Report on Form 10-K for the year ended April 30, 2012 and for each of the three years in the period ended April 30, 2012, have been audited by McGladrey LLP, an independent registered public accounting firm, as set forth in their report thereon and incorporated by reference into this prospectus. Such consolidated financial statements are incorporated by reference into this prospectus in reliance upon such report, incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting.

MATERIAL CHANGES

There have been no material changes in our affairs that have occurred since April 30, 2012, that have not been described in a Form 8-K or Form 10-Q filed under the Exchange Act.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement under the Securities Act with respect to the subscription rights and underlying shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of such registration statement, does not contain all the information set forth in the registration statement. In this regard, the SEC allows us to “incorporate by reference” certain information in the prospectus and registration statement, which means that we can disclose important information to you by referring you to those documents. These documents contain important information about us and our financial condition. This information incorporated by reference is an important part of the registration statement and this prospectus.

We incorporate by reference the documents listed below, except information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended April 30, 2012, filed on July 26, 2012;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on August 29, 2012;

•	Our Quarterly Reports on Form 10-Q for the periods ended July 31, 2012, October 31, 2012 and January 31, 2013 and filed on September 13, 2012, December 12, 2012 and March 15, 2013; and

•
Our Current Reports on Form 8-K filed on May 30, 2012, August 14, 2012, August 15, 2012, August 28, 2012, September 20, 2012, October 2, 2012, October 15, 2012, November 21, 2012, January 3, 2013, January 23, 2013, March 22, 2013,  April 3, 2013 and May 21, 2013.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the rights offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

You may request a free copy of these filings that are incorporated by reference, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, by writing or telephoning us at the following address:

Christopher V. Vitale
Vice President, General Counsel and Secretary
AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540
Telephone: (609) 716-8211

We file periodic reports, proxy statements and other information with the SEC. Our filings, including the documents incorporated by reference in this prospectus, are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read (for free) and copy (at prescribed rates) any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement or a document incorporated by reference into this prospectus are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In addition, we make available, without charge, through our website, www.amrepcorp.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

AMREP CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 1,199,242 SHARES

OF COMMON STOCK AT $[●] PER SHARE

AND THE SHARES OF COMMON STOCK ISSUABLE

PURSUANT TO SUCH SUBSCRIPTION RIGHTS

PRELIMINARY PROSPECTUS
[●], 2013

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below. The missing amounts will be filed by amendment.

SEC registration fee	$1,851
Accounting fees and expenses	12,500
Legal fees and expenses	175,000
Subscription agent fees and expenses	11,000
Financial advisor fees and expenses	105,000
Printing and mailing expenses	5,000
Other	25,000

Total	$335,351

Item 14. Indemnification of Directors and Officers.

Section 1006(B)(7) of the Oklahoma General Corporation Act allows a corporation to eliminate or limit the personal liability of directors to a corporation or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its shareholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Oklahoma corporate law or obtained an improper personal benefit.

Section 1031 of the Oklahoma General Corporation Act allows an Oklahoma corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. An Oklahoma corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions as described above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith.

Our certificate of incorporation provides that no director shall have personal liability to us or to our shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 1006(B)(7) (or any successor provision) of the Oklahoma General Corporation Act, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. Our certificate of incorporation also provides for the indemnification of each of our directors and senior officers for third party actions and actions by or on our behalf that mirror Section 1031 of the Oklahoma General Corporation Act. Our certificate of incorporation also provides that we may also provide indemnification for our officers, employees and agents consistent with Section 1031 of the Oklahoma General Corporation Act.

We maintain directors’ and officers’ liability insurance to insure our directors and officers against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
3.1	Certificate of Incorporation, as amended - Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-3 filed March 21, 2007
3.2	By-Laws, as amended - Incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q filed December 12, 2012
4.1	Form of Subscription Rights Certificate*
5.1	Opinion of Derrick & Briggs, LLP regarding matters related to the AMREP Corporation rights offering*
8.1	Opinion of Drinker, Biddle & Reath LLP regarding certain material United States federal income tax considerations related to the AMREP Corporation rights offering**
23.1	Consent of McGladrey LLP*
23.2	Consent of Drinker, Biddle & Reath LLP (included in Exhibit 8.1)**
23.3	Consent of Derrick & Briggs, LLP (included in Exhibit 5.1)*
24.1	Power of Attorney**
99.1	Form of Instructions for Use of AMREP Corporation Subscription Rights Certificates*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Shareholders who are Record Holders*
99.4	Form of Letter to Shareholders who are Beneficial Holders*
99.5	Form of Letter to Clients*
99.6	Form of Beneficial Owner Election*
99.7	Form of Nominee Holder Certification*
______________

*             Filed herewith.
**           Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 on Form S-1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 21, 2013.
AMREP Corporation

By: /s/ Peter M. Pizza
Name: Peter M. Pizza
Title:Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael P. Duloc* Michael P. Duloc**	Chief Executive Officer of Palm Coast Data LLC and Kable Media Services, Inc. (Co-Principal Executive Officer)	May 21, 2013
/s/ Peter M. Pizza Peter M. Pizza	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2013
/s/ Edward B. Cloues, II* Edward B. Cloues, II	Director	May 21, 2013
/s/ Lonnie A. Coombs* Lonnie A. Coombs	Director	May 21, 2013
/s/ Theodore J. Gaasche* Theodore J. Gaasche**	Director (Co-Principal Executive Officer)	May 21, 2013
/s/ Albert V. Russo* Albert V. Russo	Director	May 21, 2013
/s/ Samuel N. Seidman* Samuel N. Seidman	Director	May 21, 2013
/s/ Jonathan B. Weller* Jonathan B. Weller	Director	May 21, 2013

* By /s/ Peter M. Pizza
         Attorney-in-fact

**The Registrant is a holding company which does substantially all of its business through three indirect wholly-owned subsidiaries (and their subsidiaries). These indirect wholly-owned subsidiaries are Palm Coast Data LLC (“Palm Coast”), Kable Media Services, Inc. (“Kable”) and AMREP Southwest Inc. (“ASW”). The Registrant has no chief executive officer. Michael P. Duloc is the Chief Executive Officer of Palm Coast and Kable. Theodore J. Gaasche, in his capacity as Vice Chairman of the Executive Committee of the Registrant’s board of directors, oversees the operations of ASW.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation, as amended - Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-3 filed March 21, 2007
3.2	By-Laws, as amended - Incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q filed December 12, 2012
4.1	Form of Subscription Rights Certificate*
5.1	Opinion of Derrick & Briggs, LLP regarding matters related to the AMREP Corporation rights offering*
8.1	Opinion of Drinker, Biddle & Reath LLP regarding certain material United States federal income tax considerations related to the AMREP Corporation rights offering**
23.1	Consent of McGladrey LLP*
23.2	Consent of Drinker, Biddle & Reath LLP (included in Exhibit 8.1)**
23.3	Consent of Derrick & Briggs, LLP (included in Exhibit 5.1)*
24.1	Power of Attorney**
99.1	Form of Instructions for Use of AMREP Corporation Subscription Rights Certificates*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Shareholders who are Record Holders*
99.4	Form of Letter to Shareholders who are Beneficial Holders*
99.5	Form of Letter to Clients*
99.6	Form of Beneficial Owner Election*
99.7	Form of Nominee Holder Certification*
______________

*             Filed herewith.
**           Previously filed.